Approved by the Compensation Committee
March 6, 2008

Scientific Learning Corporation
2008 Management Incentive Plan

Plan Name: Scientific Learning FY 2008 Management Incentive Plan (“the Plan”).

Purpose: To provide significant cash awards to participants for the achievement and over-achievement of Scientific Learning’s collective financial goals, as well as each participant’s individual goals and overall performance in adding value for shareholders, customers and employees.

Participants: All executives, vice presidents, director-level employees and selected manager-level employees (“Participants”). The estimated number of Participants in 2008 is approximately 43 persons. The regional sales directors and managers who are included in sales incentive compensation plans are excluded from this Plan.

Target Incentive Awards: Intended to deliver market average incentive compensation at 100% achievement of goals. Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Max Award (Max % of Base Salary Awarded on Overachievement)

CEO	50%	100%
COO	50%	100%
VP, Sales K-12	50%	100%
EVP, CFO	45%	90%
Other Senior VPs, General Counsel, Chief Ed Officer	35%	70%
Other VPs	30%	60%
Directors	20%	40%
Managers	10%	20%

Base salary is defined as the Participant’s base salary as of 12/31/08.

Goals: All participants in the Plan will have shared Company financial goals and individual goals closely related to the Participant’s own area of responsibility.

Shared Goals

Shared goals for the 2008 Plan are:

	Hurdle Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Maximum Overachievement Level

Revenue (GAAP)	$XX million	$XX million	$XX million
Operating profit before payment of MIP and PSP bonuses	$XX million	$XX million	$XX million

Individual Goals

Individual goal performance under the 2008 Plan is based on both the following:

•	Achievement of agreed-upon individual goals closely related to the Participant’s area of responsibility. These goals will be agreed in writing between the participant and his/her manager.

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Approved by the Compensation Committee
March 6, 2008

•	Contribution to adding value for shareholders, customers and employees.

•	Hurdle level for individual goals is 80%. Maximum overachievement level is 200%.

Weighting of Shared Goals and Individual Performance

Goal	% of Target Award Allocated to Goal

Operating profit before payment of MIP and PSP bonuses	35%
Revenue (GAAP)	35%
Individual performance	30%

Note: For managers and director-level employees, the CEO has discretion to allocate the bonus opportunity differently among the various goals to reflect the priorities and responsibilities of that particular person.

Hurdles and Scaling: The bonus payout starts for each goal when the specified hurdle level for that goal is achieved. At the hurdle level, 50% of that goal’s portion of the target award is earned. At 100% of the goal, 100% of that goal’s target award is earned. Between the hurdle level and 100% achievement of the goal, the portion of the award earned is scaled ratably.

Overachievement:

•	Participants in the Plan can double their bonus through overachievement.

•	The overachievement potential is divided among the goals in the same percentage as the bonus for achievement.

•	The maximum overachievement award is paid at the maximum overachievement levels specified above.

•	Between 100% achievement and the maximum bonus overachievement level, each goal’s portion of the award is scaled ratably.

General Provisions:

1.

The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part. The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the Compensation Committee of the Board of Directors deem necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee has discretion to pay awards to reflect achievement even if specific goals are not met.

2.

Death or Disability. If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee. For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

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Approved by the Compensation Committee
March 6, 2008

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2008, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.

4.

Participants hired or promoted into a MIP eligible position prior to October 1, 2008 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the employment action).

5.

Except as provided in paragraphs 2 or 3 above, Plan Participants must be employed by Scientific Learning at the time that the award is no longer subject to a risk of forfeiture in order to receive payment of an award under this Plan.

6.

Awards will be paid in the first quarter of 2009, following the completion of the 2008 audit, provided that all awards shall be paid within two and one-half months following the end of the calendar year in which the awards are no longer subject to substantial risk of forfeiture.

Illustration

The attached chart illustrates, for particular positions, the percentage of base salary payable for each goal, at the hurdle, at 100% and at maximum overachievement levels.

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Approved by the Compensation Committee
March 6, 2008

% of Base Salary** Available as MIP Award at Specified Levels of Achievement of Goals

	% of Base Salary Available as Bonus

	Revenue			Operating Profit before MIP and PSP			Individual Goals			Total

	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over	At Hurdle	100%	Max Over

CEO, COO, VP Sales	8.75%	17.5%	35%	8.75%	17.5%	35%	7.5%	15%	30%	25%	50%	100%
EVP, CFO	7.875%	15.75%	31.5%	7.875%	15.75%	31.5%	6.75%	13.5%	27%	22.5%	45%	90%
Other Senior VPs, General Counsel, Chief Ed Officer	6.125%	12.25%	24.5%	6.125%	12.25%	24.50%	5.25%	10.50%	21%	17.5%	35%	70%
Other VPs	5.25%	10.5%	21%	5.25%	10.5%	21%	4.5%	9%	18%	15%	30%	60%
Directors*	3.5%	7%	14%	3.5%	7%	14%	3%	6%	12%	10%	20%	40%
Managers*	1.75%	3.5%	7%	1.75%	3.5%	7%	1.5%	3%	6%	5%	10%	20%

•	Subject to adjustment by the CEO, as described above.

•	** Base salary is defined as the participant’s base salary as of 12/31/08.

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